Exhibit 5.1

[Loyens & Loeff Letterhead]

OFFICE ADDRESS	26 Throgmorton Street London EC2N 2AN United Kingdom
INTERNET	www.loyensloeff.com

To:

Fiat Investments N.V.

Fiat House, 240 Bath Road

Slough, SL1 4DX

United Kingdom

RE	Dutch law legal opinion – Project Casals

London, 3 July 2014

Dear Sir, Madam,

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to FIAT and the Company (both as defined below) in connection with, amongst other things, the registration of the Common Shares (as defined below) in accordance with the Registration Statement (as defined below).

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Common Shares means the common shares in the share capital of the Company to be allotted to holders of ordinary shares of FIAT pursuant to the Merger.

Company means Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V. as of the Effective Date), registered with the Trade Register under number 60372958.

Effective Date means the date on which the Merger shall become effective, being the day following the Execution Date.

Execution Date means the date on which the Merger Deed is executed by a civil-law-notary of Loyens & Loeff N.V. or his substitute.

Loyens & Loeff N.V. is registered with the Rotterdam Trade Register of the Chamber of Commerce and Industry under number 24370566.

AMSTERDAM   •   ARNHEM   •   BRUSSELS   •    LUXEMBOURG   •   ROTTERDAM   •   ARUBA   •   CURACAO   •    DUBAI GENEVA   •   HONG KONG   •   LONDON   •   NEW YORK   •   PARIS   •    SINGAPORE   •   TOKYO   •   ZURICH

1/34

FIAT means Fiat S.p.A., a public company under the laws of Italy.

Merger means the proposed cross-border statutory merger (grensoverschrijdende juridische fusie) of FIAT with and into the Company.

Resolutions means the documents listed under paragraphs 3 and 4 of Schedule 1 (Reviewed Documents).

Reviewed Documents means the documents listed in Schedule 1 (Reviewed Documents).

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States of America’s Securities Act of 1933, as amended from time to time.

Special Voting Shares means the special voting shares in the share capital of the Company to be issued on the Effective Date pursuant to one or more Deeds of Allocation.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Reviewed Documents, which we consider to be the documents necessary under Dutch law for the purpose of providing the opinions set out in this opinion letter.

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes, which we consider to be the investigations necessary under Dutch law for the purpose of providing the opinions set out in this opinion letter.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Reviewed Documents (unless included as a Reviewed Document) and therefore our opinions do not extend to such documents.

2/34

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law. We do not express an opinion on tax law, competition law and financial assistance. The terms the “Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Merger Deed, Deed of Amendment or the Deeds of Allocation and on any representations, warranties and other information included in the Merger Deed, Deed of Amendment or the Deeds of Allocation and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter and any non-contractual obligations arising out of or in relation to this opinion letter are governed by Dutch law.

4.5	This opinion letter refers to the Execution Date and the Effective Date. No obligation is assumed to update this opinion letter or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date of this opinion letter, which may have effect on the opinions set out in this opinion letter.

4.6	This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been duly incorporated and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	No insolvency, dissolution, merger or demerger

Based solely on the Excerpt and the Checks, the Company is validly existing and has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing

3/34

entity, demerged (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or been subjected to any insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the Insolvency Regulation).

5.3	Issued share capital

5.3.1	When issued pursuant to the Merger Deed, each Common Share will have been duly authorised, validly issued, fully paid and will be non-assessable.

5.3.2	When issued pursuant to a Deed of Allocation, each Special Voting Share will have been duly authorised, validly issued, fully paid and will be non-assessable.

6	ADDRESSEES

6.1	This opinion letter is addressed to you in relation to and as exhibit to the Registration Statement and may not be disclosed to and relied upon by any other person without our prior written consent other than as an exhibit to the Registration Statement. This opinion letter is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6.2	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Loyens & Loeff N.V. under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Loyens & Loeff N.V.

4/34

Schedule 1

REVIEWED DOCUMENTS

1	An excerpt of the registration of the Company in the Trade Register dated 30 June 2014 (the Excerpt).

2	The deed of incorporation including the articles of association (statuten) (the Articles) of the Company dated 1 April 2014 (the Deed of Incorporation).

3	The draft resolution of the board of directors of the Company as attached hereto as Annex A.

4	The draft resolution of the general meeting of the Company as attached hereto as Annex B.

5	The certificate of a member of the board of directors of the Company dated on the date hereof and as attached hereto as Annex C (the Management Certificate).

6	The common cross-border merger terms drawn up and executed by the boards of directors of FIAT and the Company dated 17 June 2014, relating to the Merger (excluding any documents incorporated by reference therein and any schedules thereto, other than specifically referred to in this opinion letter, the Common Cross-Border Merger Terms).

7	The draft of the notarial deed of merger between the Company as acquiring company and FIAT as attached hereto as Annex D (the Merger Deed).

8	The draft of the deed of amendment of the Articles providing for the amendment and renewal in full of the articles of association of the Company as attached hereto as Annex E (the Deed of Amendment).

9	The draft of the private deed of initial allocation relating to the allocation of Special Voting Shares as attached hereto as Annex F (a Deed of Allocation).

10	A copy of the auditors’ certificate (accountantsverklaring) as referred to in Section 2:328 paragraph 1, second sentence, and Section 2:333g of the Dutch Civil Code, in relation to the contribution on the Common Shares to be allotted on occasion of the Merger, issued by Mr. L.M.A. van Opzeeland of KPMG Accountants N.V. at the request of the Company on 15 June 2014 (the Auditors’ Certificate).

11	A final draft of the registration statement on Form F-4 to be filed by the Company with the SEC under the Securities Act (excluding any documents incorporated by reference herein and any exhibits hereto, other than specifically referred to in this opinion letter, the Registration Statement).

5/34

Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Excerpt and the Management Certificate is true, accurate and complete on the date hereof and will be true, accurate and complete on the Execution Date (although not constituting conclusive evidence thereof, this assumption, with respect to the date hereof, is supported by the Checks).

1.3	The Resolutions will be validly executed on or prior to the Execution Date substantially in the form of the drafts as referred to under paragraphs 3 and 4 of Schedule 1 (Reviewed Documents) above and the Resolutions will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.4	The Merger Deed and the Deed of Amendment will be validly executed on the Execution Date substantially in the form of the drafts as referred to under paragraphs 7 and 8 of Schedule 1 (Reviewed Documents) above and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.5	Each Deed of Allocation will be validly executed on the Effective Date substantially in the form of the draft as referred to under paragraph 9 of Schedule 1 (Reviewed Documents) above and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.6	The Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act.

2	Incorporation, existence and corporate power

2.1	The Company has not been listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Checks).

2.2	The Company has its centre of main interest (as described in the Insolvency Regulation) in the Netherlands and does not have an establishment (as described in the Insolvency Regulation) which has been subjected to any insolvency proceeding or winding up proceeding outside the Netherlands (although not constituting conclusive evidence thereof, this assumption, with respect to the date hereof, is supported by the Management Certificate).

2.3	The Company will be validly existing under the laws of the Netherlands on the Execution Date and the Effective Date.

2.4	At the time when the Merger Deed will have been or, as the case may be, will be executed, any statement and confirmation set out in the Merger Deed is true and correct and remains true and correct up to and including the Execution Date.

6/34

2.5	The Articles are the articles of association (statuten) of the Company in force on the date hereof, the date of the Resolutions and on the Execution Date, and the Deed of Amendment will be the articles of association (statuten) of the Company in force on the Effective Date.

3	Consent, approval and authorisations

3.1	The consent, approval or authorisation of any person and any other step or formality which is required in relation to the execution of the Merger Deed, the Deed of Amendment and each Deed of Allocation and the performance and observance of the terms thereof by the parties, as listed in the Merger Deed, the Deed of Amendment and each Deed of Allocation, have been obtained or taken at or prior to the Execution Date or the Effective Date (as applicable).

3.2	No member of the board of directors of the Company has or will have a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Merger Deed, the Deed of Amendment and each Deed of Allocation.

4	Other parties

4.1	The Common Cross-Border Merger Terms have been executed on behalf of each party thereto (other than the Company) by persons who had all required power, authority and legal capacity to execute the Common Cross-Border Merger Terms.

4.2	Each party to the Merger Deed and each Deed of Allocation, other than the Company, is validly existing under the laws by which it is purported to be governed on the date hereof and will be validly existing under the laws by which it is purported to be governed on the Execution Date or the Effective Date (as applicable).

4.3	Each party to the Merger Deed and each Deed of Allocation, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and to perform its obligations under, the Merger Deed and each Deed of Allocation and the Merger Deed and each Deed of Allocation have been or will be duly authorised by or on behalf of the parties thereto, other than the Company.

5	Freely distributable reserves and special capital reserves

5.1	On the Effective Date, the freely distributable reserves of the Company will be sufficient to ensure that the nominal value of the Common Shares issued pursuant to the Merger Deed can be fully paid (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Auditors’ Certificate).

5.2	On the Effective Date, the freely distributable reserves and the special capital reserves of the Company will be sufficient to ensure that the nominal value of the Special Voting Shares issued pursuant to each Deed of Allocation can be fully paid.

7/34

Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio pauliana), reorganisation, and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Accuracy of information

The information obtained from a bankruptcy clerk’s office (faillissementsgriffie) and the online international bankruptcy clerk’s office of the court of The Hague (internationale faillissementsgriffie) does not provide conclusive evidence that the Company has not been granted a suspension of payments, declared bankrupt or subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the Insolvency Regulation. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made enquiries with the clerk of the bankruptcy court whether the Company is registered as being declared bankrupt in the register kept by the clerk. We have received oral confirmation that this is not the case. Such confirmation, however, does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

3	Enforceability

The opinions expressed herein with respect to the Merger Deed may be affected by the availability of general defences under Dutch law such as the principles of reasonableness and fairness, modification on grounds of unforeseen circumstances, duress, deceit, mistake, undue influence and, if and to the extent not validly waived, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off, the right to dissolve a transaction upon default by the other party.

8/34

ANNEX A

draft Board Resolution

9/34

BOARD RESOLUTION

FIAT INVESTMENTS N.V.

DATED —

1	Introduction

This is a resolution by the entire board of managing directors (the Board) of Fiat Investments N.V., having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 60372958 (the Company).

2	Proposal

2.1	It is proposed that the Board will establish the attached terms and conditions with respect to the special voting shares in the capital of the Company (the Terms and Conditions) as approved by the general meeting of the Company on or about the date hereof.

2.2	At the moment that the cross-border merger between the Company and Fiat S.p.A. becomes effective (the Merger), an amendment to the Company’s articles of association will come into effect pursuant to which amended articles of association inter alia the name of the Company will be changed to Fiat Chrysler Automobiles N.V. (the New Articles).

2.3	Pursuant to article 23.1 of the New Articles the Board shall be authorized to resolve upon (i) any distribution out of the special capital reserve, maintained by the Company for the purpose of facilitating any issuance or cancellation of special voting shares in the capital of the Company, to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.

3	Resolution

3.1	The Board resolves to establish the Terms and Conditions under the condition precedent that the Merger becomes effective.

3.2	The Board resolves to re-allocate an amount of EUR — in the aggregate to credit the special capital reserve against the share premium reserve in accordance with article 23.1 of the New Articles and to distribute this amount from the special capital reserve to be used to pay up in full the nominal value of the special voting shares in the capital of the Company to be issued on or about the date the Merger becomes effective, all under the condition precedent that the Merger becomes effective.

4	Confirmations by the Board

4.1	The Board confirms that it deems that the resolution to establish the Terms and Conditions falls within the corporate objects of the Company, is in the corporate interest of the Company and is not prejudicial to the interests of creditors of the Company.

4.2	The Board confirms that:

(a)	to the best of its knowledge, no resolution has been adopted concerning a statutory merger or division involving the Company as disappearing entity, the voluntary liquidation of the Company, the filing of a request for its bankruptcy, suspension of payments or any other insolvency proceeding;

board resolution Fiat Investments N.V. for discussion purposes only	1

(b)	to the best of its knowledge, the Company has not been declared bankrupt, granted a suspension of payments or subjected to any other insolvency proceeding; and

(c)	the Company has not received a notice concerning its dissolution in accordance with Section 2:19a of the Dutch Civil Code and the Company has its centre of main interests in the Netherlands.

4.3	The Board confirms that there are no board by-laws (directiereglement) containing provisions which would preclude the Board from validly adopting this resolution.

4.4	The Board confirms that the general meeting of the Company has not subjected any resolution of the Board to its approval and the general meeting of the Company has not given the Board an instruction which precludes the Board from validly adopting this resolution.

4.5	The Board confirms that the Company has not established, has not been requested to establish nor is in the process of establishing any works council (ondernemingsraad) and that there is no works council which has jurisdiction over the Terms and Conditions or the resolution referred to in paragraph 3.2 above.

4.6	The Board confirms that Loyens & Loeff N.V. and others may rely on this resolution.

5	Confirmations by members of the Board

5.1	Each member of the Board confirms not to have a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the Terms and Conditions or the resolution referred to in paragraph 3.2 above.

5.2	Each member of the Board confirms to have been given the opportunity to render advice in respect of the resolution of the general meeting of the Company in respect of the Terms and Conditions and the resolution referred to in paragraph 3.2 above.

Signature page follows

board resolution Fiat Investments N.V. for discussion purposes only	2

Name:	Sergio Marchionne	Name:	Richard K. Palmer

Name:	Derek J. Neilson

board resolution Fiat Investments N.V. for discussion purposes only	3

ANNEX

Terms and Conditions

board resolution Fiat Investments N.V. for discussion purposes only	4

ANNEX B

draft Shareholder’s Resolution

14/34

SHAREHOLDERS RESOLUTION

FIAT INVESTMENTS N.V.

DATED —

1	Introduction

This is a resolution by the sole shareholder (the Shareholder) constituting the general meeting (the General Meeting) of Fiat Investments N.V., having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 60372958 (the Company).

2	Proposal

2.1	The General Meeting has reviewed the attached draft board resolution (the Board Resolution) of the board of managing directors (the Board) of the Company regarding the Terms and Conditions (as defined in the Board Resolution) and the special capital reserve of the Company.

2.2	At the moment that the cross-border merger between the Company and Fiat S.p.A. becomes effective (the Merger), an amendment to the Company’s articles of association will come into effect pursuant to which amended articles of association inter alia the name of the Company will be changed to Fiat Chrysler Automobiles N.V. (the New Articles).

3	Resolution

3.1	The General Meeting resolves to approve the Terms and Conditions under the condition precedent that the Merger becomes effective.

3.2	The General Meeting resolves to issue, under the condition precedent that the Merger becomes effective, to those shareholders of the Company eligible to hold special voting shares in the capital of the Company pursuant to the Initial Allocation Procedures (as defined in the New Articles) and article 5.1 of the New Articles, — special voting shares in the capital of the Company (New SVS), with a nominal value of EUR 0.01 each, numbered — through —, on the terms set out below:

(a)	pre-emption rights of existing shareholders of the Company are excluded with respect to this issuance pursuant to article 7.3 of the New Articles;

(b)	the New SVS are issued at an issue price of EUR 0.01 per share, totalling EUR — in the aggregate;

(c)	the full amount of the issue price shall be paid at the charge of the Company’s special capital reserve maintained by the Company pursuant to article 23.1 of the New Articles;

(d)	if, after the Merger becomes effective, it is resolved to make distributions on special voting shares in the capital of the Company, each New SVS shall have the same entitlement to such distributions as each existing special voting share in the capital of the Company (if any).

shareholders resolution Fiat Investments N.V. for discussion purposes only	1

4	Confirmations

4.1	The General Meeting confirms that it has not adopted a resolution concerning a statutory merger or division involving the Company as disappearing entity, the voluntary liquidation of the Company, the filing of a request for its bankruptcy, suspension of payments or any other insolvency proceeding.

4.2	The General Meeting confirms that there are no persons other than the Shareholder with a right to attend and address the General Meeting and the voting rights over the shares in the capital of the Company cannot be exercised by any person other than the Shareholder.

4.3	The General Meeting confirms that each member of the Board has been given the opportunity to render advice in respect of the resolutions adopted hereby.

4.4	The General Meeting confirms that Loyens & Loeff N.V. and others may rely on this resolution.

Signature page follows

shareholders resolution Fiat Investments N.V. for discussion purposes only	2

Signed for and on behalf of Fiat S.p.A. by,

Name:
Title:

shareholders resolution Fiat Investments N.V. for discussion purposes only	3

ANNEX

Board Resolution

shareholders resolution Fiat Investments N.V. for discussion purposes only	4

ANNEX C

executed Management Certificate

19/34

MANAGEMENT CERTIFICATE

FIAT INVESTMENTS N.V.

(TO BE RENAMED FIAT CHRYSLER AUTOMOBILES N.V.)

DATED      JULY 2014

1	Introduction

1.1	This certificate is provided in connection with the Company’s intention to seek the registration with the SEC of the Common Shares and the Special Voting Shares (the Registration).

1.2	In connection with the Registration, on the date of this certificate, Loyens & Loeff N.V. intends to issue a legal opinion in the form attached to this certificate (the Legal Opinion). This certificate is the Management Certificate as defined in the Legal Opinion. Terms used but not otherwise defined herein have the same meaning in this certificate as in the Legal Opinion.

2	Certification

2.1	The undersigned as authorised representative of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 60372958 (the Company), after due and careful consideration and after having made all necessary enquiries certifies that the following is correct on the date of this certificate.

2.2	All information regarding the Company registered or on file with the Trade Register and all information in the shareholders register of the Company is true, correct and complete.

2.3	No resolution has been adopted concerning a statutory merger or division involving the Company as disappearing entity, the voluntary liquidation of the Company, the filing of a request for its bankruptcy, suspension of payments or any other insolvency proceeding.

2.4	The Company has not been declared bankrupt, granted a suspension of payments or subjected to any other insolvency proceeding.

2.5	The Company has not received a notice concerning its dissolution in accordance with Section 2:19a of the Dutch Civil Code and the Company has its centre of main interests in the Netherlands.

The undersigned confirms that Loyens & Loeff N.V. may rely on this certificate.

Signature page follows

management certificate Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)	1

/s/ Richard Keith Palmer
Name:	Richard Keith Palmer
Title:	Executive director

management certificate Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)	2

ANNEX

FINAL DRAFT LEGAL OPINION

management certificate Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)	3

ANNEX D

draft of the Merger Deed

23/34

1/4

GMP/MvA/5152356/40061718

Draft dated 30 June 2014 - for discussion purposes only

CROSS-BORDER MERGER

(Acquiring company: Fiat Chrysler Automobiles N.V.)

This — day of — two thousand fourteen, there appeared before me, Guido Marcel Portier, civil law notary officiating in Amsterdam, the Netherlands:

[— associate Loyens & Loeff N.V.], in this respect acting as an authorized representative of:

1.	Fiat Chrysler Automobiles N.V., a public company (naamloze vennootschap) under Dutch law, having its official seat (zetel) in Amsterdam, the Netherlands, and its registered office address at 240 Bath Road, Fiat House, SL1 4DX Slough, United Kingdom, registered with the Dutch trade register under number 60372958 (FCA); and

2.	Fiat S.p.A., a joint stock company (Società per Azioni) under Italian law, having its registered office in Turin, Italy, and its principal place of business at 250 Via Nizza, 10126 Turin, Italy, registered with the Turin Companies Register under number 00469580013 (Fiat and together with FCA: the Merging Companies).

Powers of Attorney

The authorization of the person appearing is evidenced by two (2) written powers of attorney, copies of which shall be attached to this deed.

The person appearing has declared by virtue of this deed, to effect a downstream cross-border merger in accordance with Title 7 of Book 2 of the Dutch Civil Code between the Merging Companies, as a consequence whereof Fiat will cease to exist and FCA will acquire under a universal title of succession (verkrijging onder algemene titel) all assets and liabilities of Fiat.

2/4

The person appearing has therefore declared the following:

CHAPTER I. PREPARATION

In preparation for the merger, each of the Merging Companies has submitted to me, civil law notary:

(i)	a pre-merger certificate;

(ii)	a copy of the common cross-border merger terms;

(iii)	a copy of the board reports to the common cross-border merger terms;

(iv)	a copy of the minutes of the general meeting of Fiat and a certified copy of the notarial deed of proceedings of the general meeting of FCA resolving to the cross-border merger.

Copies of these documents shall be attached to this deed.

CHAPTER II. RELEVANT FACTS AND CIRCUMSTANCES

According to the documents submitted to me, civil law notary (see Chapter I):

(i)	Fiat holds the entire issued (and paid up) share capital of FCA;

(ii)	none of the Merging Companies is subject to national rules concerning employee participation in the Member State of the European Union where it has its registered office and therefore, no employee participation arrangements as referred to in Section 2:333k of the Dutch Civil Code have to be made by FCA;

(iii)	the management board of FCA and the management board of Fiat have each declared that after the common cross-border merger terms no material changes in the assets and liabilities have occurred that have influenced the statements contained in the common cross-border merger terms or the board reports to the common cross-border merger terms; and

(iv)	the Merging Companies have not been dissolved or declared bankrupt, nor has a suspension of payment been declared with respect to the Merging Companies.

CHAPTER III. REALIZATION OF THE MERGER

As evidenced by the pre-merger certificates submitted to me, civil law notary, all actions, required by law and the articles of association of the Merging Companies, for the realization of the merger have been taken. Therefore, the merger has been realized. The merger will come into effect as of the day after the day this deed has been executed, therefore on the — day of — two thousand [fourteen] (Merger Date).

CHAPTER IV. GRANTING OF SHARES BY FCA

In accordance with the exchange rate described in the common cross-border merger terms, — (—) common shares in the capital of FCA will be granted to the shareholders of Fiat by FCA, being the grant of one (1) FCA common share for each issued and outstanding Fiat share. KPMG Accountants N.V., auditors in Amstelveen, the Netherlands, and Ernst & Young S.p.A., auditors in Turin, Italy, have issued statements as set forth in Section 2:328 paragraph 1 of the Dutch Civil Code, copies of which are attached to the common cross-border merger terms.

CHAPTER V. LEGAL CONSEQUENCES OF THE MERGER

The parties stipulate the following concerning the consequences of the merger:

1.	Fiat will legally cease to exist as a consequence of the merger as of the Merger Date.

2.	FCA will legally obtain, effective as of the Merger Date, all assets and liabilities of Fiat under a universal title of succession.

3/4

3.	The shares in the capital of Fiat will cease to exist as of the Merger Date.

4.	As of the first day of January two thousand fourteen FCA will account for the financial data of Fiat in its own annual accounts. The last financial year of Fiat therefore ended on the thirty-first day of December two thousand thirteen.

5.	No issued FCA shares held by Fiat at the Merger Date will be cancelled in accordance with Section 2:325 paragraph 3 of the Dutch Civil Code. These FCA shares will continue to exist as shares held by FCA in its own capital, until transferred, otherwise disposed of or cancelled in accordance with the applicable provisions of Dutch law and FCA’s articles of association.

ANNEXES

Attached to this deed shall be a copy of:

(i)	the pre-merger certificate for Fiat, referred to in Chapter I sub (i);

(ii)	the pre-merger certificate for FCA, referred to in Chapter I sub (i);

(iii)	the common cross-border merger terms from the Merging Companies, referred to in Chapter I sub (ii);

(iv)	the board report of FCA to the common cross-border merger terms, referred to in Chapter I sub (iii);

(v)	the board report of Fiat to the common cross-border merger terms, referred to in Chapter I sub (iii);

(vi)	the minutes of the general meeting of Fiat, referred to in Chapter I sub (iv);

(vii)	a notarial deed of proceedings of the general meeting of FCA, referred to in Chapter I sub (iv);

(viii)	the statement of the management board of FCA, referred to in Chapter II sub (iii);

(ix)	the statement of the management board of Fiat, referred to in Chapter II sub (iii);

(x)	the powers of attorney to the person appearing.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

4/4

Declarations at the bottom

The undersigned, Guido Marcel Portier, civil law notary officiating in Amsterdam, the Netherlands, declares that he established that the procedural requirements as referred to in Section 2:318 paragraph 1 of the Dutch Civil Code have been observed, that the relevant company bodies of Fiat Chrysler Automobiles N.V., a public company (naamloze vennootschap) under Dutch law, having its official seat (zetel) in Amsterdam, the Netherlands, and its registered office address at 240 Bath Road, Fiat House, SL1 4 DX Slough, United Kingdom, registered with the Dutch trade register under number 60372958, and of Fiat S.p.A., a joint stock company (Società per Azioni) under Italian law, having its registered office in Turin, Italy, and its principal place of business at 250 Via Nizza, 10126 Turin, Italy, registered with the Turin Companies Register under number 00469580013, have approved the same common cross-border merger terms and that, if applicable, employee participation arrangements referred to in Section 2:333k of the Dutch Civil Code have been made.

Signed at Amsterdam, the Netherlands, on — 2014.

ANNEX E

draft of the Deed of Amendment

28/34

AMENDMENT ARTICLES OF ASSOCIATION

(Fiat Investments N.V.; new name: Fiat Chrysler Automobiles N.V.)

This — day of — two thousand fourteen, there appeared before me, Guido Marcel Portier, civil law notary officiating in Amsterdam, the Netherlands:

[—employee of Loyens & Loeff N.V.], with office address Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

The person appearing declared the following:

on the — day of — two thousand fourteen the general meeting of Fiat Investments N.V., a public company (naamloze vennootschap) under Dutch law, having its official seat (zetel) in Amsterdam, the Netherlands, and its registered office address at 240 Bath Road, Fiat House, SL1 4 DX Slough, United Kingdom, registered with the Dutch trade register under number 60372958 (Company), resolved to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a shareholder’s resolution, [a copy of] which shall be attached to this deed (Annex).

The articles of association of the Company were established at the incorporation of the Company, by a deed, executed on the first day of April two thousand fourteen before a deputy of G.M. Fortier, aforementioned. The articles of association of the Company have not been amended since.

In implementing the aforementioned resolution, the articles of association of the Company are hereby amended and completely readopted as follows:

[SEE ANNEX B TO THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT FOR A COPY OF THE ARTICLES OF ASSOCAITION AS AMENDED BY THE DEED OF AMENDMENT]

ANNEX F

draft of the Deed of Allocation

30/34

[insert date]

PRIVATE DEED OF INITIAL ALLOCATION

relating to the initial allocation of Special Voting Shares in the capital of Fiat Chrysler Automobiles N.V.

PRIVATE DEED OF INITIAL ALLOCATION OF SPECIAL VOTING SHARES

IN THE CAPITAL OF FIAT CHRYSLER AUTOMOBILES N.V. ON ACCOUNT OF

THE SPECIAL CAPITAL RESERVE

dated [*]

PARTIES:

(1)	All Initial Qualifying Shareholders listed in Annex A (the Shareholders and each Initial Qualifying Shareholder a Shareholder); and

(2)	Fiat Chrysler Automobiles N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and its office address at —, United Kingdom, (the Company).

WHEREAS:

(A) On this day, [*] a cross-border statutory merger (grensoverschrijdende fusie) became effective pursuant to which Fiat S.p.A. (Fiat) has ceased to exist as a standalone entity and the Company acquired all Fiat’s assets and assumed all Fiat’s liabilities under universal title of succession (algemene titel) against the allotment of common shares in the share capital of the Company to the shareholders of Fiat at the time of effectiveness of the statutory merger (the Merger).

(B) This deed concerns an issue of Special Voting Shares in the share capital of the Company as described in clause 6 of the terms and conditions with respect to the special voting shares published on the website of Fiat (www.—.com) (the Special Voting Shares Terms and Conditions). Defined terms in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions, unless otherwise defined herein.

(C) Each of the Shareholders has complied with the requirements set out below and is therefore Initial Qualifying Shareholder in the meaning of clause 6 of the Special Voting Shares Terms and Conditions:

(i)	Each of the Shareholders has uninterruptedly held Common Shares in Fiat from the record date preceding the Fiat EGM up to the Merger Execution Date, as appears from the Initial Broker Confirmation Statement;

(ii)	Each of the Shareholders was present or represented by proxy at the Fiat EGM, as appears from the attendance list;

(iii)	Each of the Shareholders timely submitted a duly completed Initial Election Form, each of which contains a Power of Attorney; and

(iv)	Each of the Shareholders has timely submitted an Initial Broker Confirmation Statement.

(D) Pursuant to this deed, the Company now wishes to act upon the initial election and will therefore hereby issue in aggregate [*] ([*]) Special Voting Shares (the New Special Voting Shares) and as such, more specifically, to each Shareholder such number of Special Voting Shares as is specified in Annex A in relation to such relevant Shareholder.

(E) On [*] 2014 the board of directors of the Company resolved in a resolution (the Resolution) to issue, amongst other, the New Special Voting Shares in the capital of the Company, with a nominal value of one euro cent (€ 0.01) each for the purposes of the initial allocation.

(F) The Company and each of the Shareholders will hereby effect the issue of the New Shareholders Special Voting Shares on the terms set out below.

IT IS AGREED:

1. ISSUE

1.1 The Company hereby issues to each Shareholder such number of New Special Voting Shares as is specified in Annex A in relation to such relevant Shareholder on the terms set out in the Special Voting Shares Terms and Conditions, the Resolution and in this deed and each of the Shareholders hereby accepts the same from the Company.

1.2 The Company shall register the New Special Voting Shares in its shareholders’ register with the entry of the corresponding Common Shares in the Loyalty Intermediary Account. No share certificates shall be issued for the New Special Voting Shares.

2. OBLIGATION TO PAY

The New Special Voting Shares are issued at par and therefore against an obligation to pay one euro cent (€ 0.01) per New Special Voting Share, which will be fully paid up in cash on account of the special capital reserve of the Company.

3. RESCISSION

The Company and each of the Shareholders waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the Dutch Civil Code.

4. GOVERNING LAW

This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by	)	SIGNATURE
)
for and on behalf of	)
each of the Shareholders listed in Annex A	)	NAME:

SIGNED by
	)	SIGNATURE:
for and on behalf of	)
Fiat Chrysler Automobiles N.V.	)
	)	NAME: